EXHIBIT 99.1


Company Press Release
Source:  eGlobe, Inc.


                  EGLOBE ACQUIRES LATIN AMERICAN INFRASTRUCTURE

WASHINGTON, D.C., October 6, 1999, eGlobe, Inc. (NASDAQ: EGLO) today announced that it signed a definitive agreement to acquire iGlobe, Inc., a wholly owned subsidiary of Highpoint Telecommunications, Inc. (HGP). Recently established by Highpoint, iGlobe has created an infrastructure supplying Internet Protocol ("IP") Services, particularly Voice over IP ("VoIP"), throughout Latin America.

With this purchase, eGlobe acquires critical operating capabilities: licenses to operate in four Latin American countries, twelve reciprocal operating agreements with Latin American carriers, a teleport in Mountain View, California, a full transponder lease with coverage of Latin America, and long term leases for international fiber optic cable; international gateway switches located in New York, Los Angeles and Denver, a robust carrier billing system and IP operating systems compatible with those currently utilized by eGlobe.

"iGlobe gives us an IP network in Latin America that complements the network we are building in Asia and the rest of the world," commented eGlobe CEO, Christopher Vizas. "iGlobe also gives us some strong new national carrier customers and strengthens our relationships with key existing customers. Combined with our announced merger with Trans Global Communications, Inc., this acquisition should create one of the most extensive networks of IP voice gateways in the world."

eGlobe purchased iGlobe for $9 million in convertible preferred stock and the assumption of $1.5 million in liabilities. The convertible preferred stock can be converted after one year into 3,772,003 common shares or, under certain circumstances, may be repurchased by eGlobe.

ABOUT EGLOBE, INC.
         eGlobe is a leading supplier of global telecommunications and information services, including Voice over IP, Telephone Portal and Unified Messaging Services, other international Internet and inter-networking services, and calling card services, along with related validation, billing and payment systems. eGlobe operates in partnership with telephone companies and ISPs around the world. Through its World Direct network, eGlobe originates traffic in 90 territories and countries and terminates anywhere in the world. eGlobe provides its services principally to large national telecommunications companies, to ISPs and Portals, and to financial institutions.

         Certain   statements   in  this  news  release  are  "forward   looking

statements" within the meaning of the Private  Securities  Litigation Reform Act of 1995 and involve  known and unknown  risks,  uncertainties  and other factors that may cause the Company's  actual results,  performance or achievements to be materially different from the results,  performance or achievements expressed or implied by the forward  looking  statement.  Factors  that  impact such


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forward looking statements include,  among others, the ability of the Company to attract  additional  business,  the  ability  of  the  Company  to  successfully integrate acquisitions and mergers,  complete software development and offer new products,  changes  in  expectations  regarding  restructurings,  including  tax liabilities and reductions in cost,  possible changes in collections of accounts receivable, risks of competition,  price and margin trends, changes in worldwide general  economic  conditions,  changes in interest  rates,  currency  rates and worldwide competition.